Exhibit 99.2
Energy Vault Announces Redemption of Public Warrants
LUGANO, Switzerland & WESTLAKE VILLAGE, Calif., July 1, 2022 – Energy Vault Holdings, Inc. (NYSE: NRGV) (“Energy Vault” or the “Company”), a leader in sustainable, grid-scale energy storage solutions, today announced that the Company will redeem all of its publicly traded warrants to purchase shares of Energy Vault’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that remain outstanding at 5:00 pm New York City time on Monday, August 1, 2022 (the “Redemption Date”), for a redemption price of $0.10 per warrant (the “Redemption Price”).
Energy Vault has directed its warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”) or its authorized information agent, to deliver a notice of redemption (the “Notice of Redemption”) to the registered holders of outstanding warrants pursuant to the Warrant Agreement, dated as of February 3, 2021 (the “Warrant Agreement”), by and between Energy Vault (f/k/a Novus Capital Corp. II) and the Warrant Agent (as defined therein). Under the Warrant Agreement, Energy Vault is entitled to redeem its public warrants at a redemption price of $0.10 per warrant if the last sale price of the Common Stock equals or exceeds $10.00 per share on the trading day before the Company sends the notice of redemption (the “Stock Price Condition”), among other conditions.
The stock price condition was satisfied on June 30, 2022, the day before the Notice of Redemption is being sent to warrant holders. Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with Energy Vault’s initial public offering and still held by the initial holders thereof or their permitted transferees are not subject to the Notice of Redemption.
Exercise Procedures and Deadline for Warrant Exercise
Warrant holders may continue to exercise their warrants to purchase shares of Common Stock until immediately before 5:00 p.m. New York City time on the Redemption Date. Holders may exercise their warrants and receive Common Stock (i) in exchange for a payment in cash of the $11.50 per warrant exercise price, or (ii) on a “cashless” basis in which case the exercising holder will receive a number of shares of Common Stock determined under the Warrant Agreement based on the redemption date and the redemption fair market value, as determined in accordance with the Warrant Agreement. The “redemption fair market value” is based on the average last price per share of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent. In accordance with the Warrant Agreement, exercising holders will receive 0.2526 of a share of Common Stock for each Warrant surrendered for exercise. If a holder of warrants would be entitled to receive a fractional share of stock as a result of warrants exercised at one time, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.
Holders wishing to exercise their warrants should follow the procedures described in the Notice of Redemption and the Election to Exercise form included with the notice. Holders of warrants held in “street name” should immediately contact their brokers to determine exercise procedures. Since the act of exercising is voluntary, holders must instruct their brokers to submit the warrants for exercise.
Termination of Warrant Rights
Any outstanding Energy Vault Public Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, except to receive the Redemption Price or as otherwise described in the Notice of Redemption.
How to redeem
The shares of common stock underlying the Public Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1, as amended, with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-262720). Exercise of Public Warrants should be directed through the broker of the warrant holder. In addition to the broker, questions may also be directed to Morrow Sodali at (800) 662-5200 (for individuals) / (203) 658-9400 (for banks and brokerages) or at nrgv@info.morrowsodali.com. Or contact Continental Stock Transfer & Trust Company, One

State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, Telephone Number (212) 509-4000.

Additional information can be found on Energy Vault’s Investor Relations website:
https://investors.energyvault.com/
About Energy Vault
Energy Vault develops and deploys turnkey sustainable energy storage solutions designed to transform the world’s approach to utility-scale energy storage in realizing decarbonization while maintaining grid resiliency. The company’s proprietary energy management system and optimization software suite is technology agnostic in its ability to orchestrate various generation and energy storage resources to help utilities, independent power producers and large industrial energy users to significantly reduce their levelized cost of energy while maintaining power quality and grid reliability. Energy Vault’s EVx™ gravity energy storage system utilizes eco-friendly materials with the ability to integrate waste materials for beneficial re-use. Energy Vault is facilitating the shift to a circular economy while accelerating the clean energy transition for its customers. For additional information, please visit: www.energyvault.com
No Offer or Solicitation
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks, uncertainties, and assumptions including statements regarding our future expansion, deployments, capabilities and capital resources. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including: risks related to the rollout of Energy Vault’s business and the timing of expected business milestones, developments and changes in the general market, the continuing impact of COVID-19, political, economic, and business conditions, our limited operating history as a public company, whether MOUs and other strategic investments will result in future revenues, sufficiency of cash to support the company’s expansion plans, the fact that the company has no committed revenue for future periods and risks affecting our partnerships and customers. Additional risks and uncertainties that could affect our financial results are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 16, 2022, which is available on our website at investors.energyvault.com and on the SEC's website at www.sec.gov. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.
Contacts
Investors
energyvaultIR@icrinc.com
Media
media@energyvault.com
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